EXHIBIT 21.1
SUBSIDIARIES OF APAC CUSTOMER SERVICES, INC.
As of December 31, 2006
APAC Customer Services, Inc.
          APAC Customer Services, L.L.C. (99% owned)
               APAC Customer Services of Texas, L.P. (99% owned)
          APAC Customer Services of Illinois, Inc. (100% owned)
               APAC Customer Services, L.L.C. (1% owned)
          APAC Customer Services General Partner, Inc. (100% owned)
               APAC Customer Services of Texas, L.P. (1% owned)
          ITI Holdings, LLC (100% owned)
          APAC Customer Services of Iowa, L.L.C. (100% owned)

APacific Customer Services Phils., Inc.	(40% ownership by APAC Customer Services, Inc. and 60% ownership by certain individual partners of Philippine counsel from Angara Abello Concepion Regala & Cruz Law Offices (ACCRALAW®)